FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Reports First Quarter 2025 Results
Q1 2025 Net Income Reaches a Record of $10.2 Million, with Quarterly Adjusted EBITDA Increasing to $14.9 Million
WARRENDALE, PA – May 5, 2025 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the quarter ended March 31, 2025.
First Quarter 2025 Highlights Compared to First Quarter 2024
•Total revenue was $133.1 million, an increase of 11.9% from $119.0 million.
•Record quarterly net income of $10.2 million, or $0.85 per diluted share, compared to $7.6 million, or $0.64 per diluted share.
•Adjusted net income of $13.5 million, or $1.12 per adjusted diluted earnings per share, compared to adjusted net income of $9.7 million, or $0.82 per adjusted diluted earnings per share.
•Adjusted EBITDA of $14.9 million, up 26.5% from $11.8 million.
•Owner Direct Relationships (“ODR”) revenue increased 21.7%, or $16.1 million, to $90.4 million, or 67.9% of total revenue.
•Total gross profit was $36.7 million, an increase of 18.1% from $31.1 million.
•Net cash provided by operating activities of $2.2 million compared to net cash used in operating activities of $3.9 million.
Management Comments
“In the first quarter, we grew revenue, gross profit, and Adjusted EBITDA, demonstrating the scalability of our business model,” Michael McCann, President and Chief Executive Officer of Limbach, said. “While the first quarter is typically our softest due to weather and customer budget seasonality, we gained significant momentum in March. Based on Q1 results, ODR now represents 67.9% of total revenue, up from 62.4% in Q1 of the previous year. We believe by expanding the ODR segment, we are substantially enhancing margins, reducing risk, and driving more predictable, reoccurring revenue. We are pleased with the additional traction we’ve gained in key end markets like healthcare as we continue to implement our growth strategy and establish Limbach as a leading building systems solutions firm that provides solutions for mission critical existing infrastructure.
“We continue to believe our strategy to grow the ODR business has significant potential. We've only begun to tap into customer relationships and market penetration. We also believe Limbach is well-positioned for continued growth in ODR, supported by strong cash generation, operational execution, and a solid M&A pipeline. Based on our current visibility, we are confident in meeting our full-year guidance and delivering long-term value for our stockholders.”
The following are results for the three months ended March 31, 2025, compared to the three months ended March 31, 2024:
•Total revenue was $133.1 million, an increase of 11.9% from $119.0 million. ODR segment revenue of $90.4 million increased by $16.1 million, or 21.7%, while General Contractor Relationships (“GCR”) segment revenue decreased by $2.0 million, or 4.5%. The increase in period-over-period ODR segment revenue was primarily due to the Company's continued focus on the accelerated growth of its ODR business and as a result of the operations of Consolidated Mechanical, LLC (“Consolidated Mechanical”). The decrease in period-over-period GCR segment revenue was primarily due to the Company’s continued focus on the execution of its mix-shift strategy to ODR, partially offset by an increase in GCR revenue associated with the operations of Kent Island Mechanical, LLC (“Kent Island”). Kent Island and Consolidated Mechanical were not acquired entities of the Company for the three months ended March 31, 2024.
•Total gross profit was $36.7 million, compared to $31.1 million. ODR gross profit increased $4.0 million, or 18.0%, due to an increase in revenue, despite slightly lower segment margins of 28.9% versus 29.8% resulting from certain ODR-related project write-ups recognized in the first quarter of 2024. GCR gross profit increased $1.6 million, or 18.3%, due to higher margins of

24.7% compared to 20.0%, despite lower revenue. The total gross profit percentage increased from 26.1% to 27.6%, mainly driven by the mix of higher margin ODR segment work and the Company continuing to be more selective when pursuing GCR segment work.
•Selling, general and administrative (“SG&A”) expenses increased by approximately $3.6 million, to $26.5 million, compared to $22.9 million. The increase in SG&A expense was primarily due to a $2.0 million increase in payroll-related expenses, a $0.5 million increase in professional services fees, a $0.4 million increase in non-cash stock-based compensation expenses and a $0.2 million increase in travel and entertainment related expenses. These variances include SG&A associated with Kent Island and Consolidated Mechanical, which were not acquired entities of the Company during the three months ended March 31, 2024. As a percentage of revenue, SG&A expenses were 19.9%, up from 19.2% in the prior period.
•Interest expense was relatively flat at $0.5 million during both quarters.
•Interest income was $0.4 million during the current quarter, compared to $0.6 million in the first quarter of 2024. This decrease was related to lower interest rates and a lower average amount of cash invested in overnight repurchase agreements and money market funds period-over-period.
•Net income was $10.2 million compared to $7.6 million, an increase of 34.6%. Diluted earnings per share was $0.85, as compared to $0.64 in the prior period.
•Adjusted EBITDA was $14.9 million as compared to $11.8 million in the prior period, an increase of 26.5%.
•Adjusted net income was $13.5 million as compared to $9.7 million, an increase of 38.9%. Adjusted diluted earnings per share were $1.12 as compared to $0.82.
•Net cash provided by operating activities of $2.2 million compared to net cash used-in operating activities of $3.9 million in the prior period primarily due to changes in working capital.
Balance Sheet
At March 31, 2025, cash and cash equivalents were $38.1 million. Current assets were $204.5 million and current liabilities were $131.7 million at March 31, 2025, representing a current ratio of 1.55x compared to 1.46x at December 31, 2024. At March 31, 2025, the Company had $10.0 million in borrowings against its revolving credit facility and $5.1 million for standby letters of credit.
2025 Guidance
The Company is affirming its previously provided guidance for 2025 as follows:

Revenue	$610 million - $630 million
Adjusted EBITDA	$78 million - $82 million
With respect to projected 2025 Adjusted EBITDA guidance and Adjusted EBITDA Margin, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items, which are excluded from Adjusted EBITDA. The Company expects the variability of these items to have a potentially unpredictable, and potentially significant, impact on future financial results.
Conference Call Details

Date:	Tuesday, May 6, 2025
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(877) 407-6176
International callers:	+1 (201) 689-8451

Access by Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=y6XjA4hv. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is a building systems solutions firm that partners with building owners and facilities managers who have mission critical mechanical (heating, ventilation and air conditioning), electrical and plumbing infrastructure. We strive to be an indispensable partner to our customers by providing services that are essential to the operation of their businesses. We work with building owners primarily in six vertical markets: healthcare, industrial and manufacturing, data centers, life science, higher education, and cultural and entertainment. We have approximately 1,400 team members in 20 offices across the eastern United States. Our team members uniquely combine engineering expertise with field installation skills to provide custom solutions that leverage our full life-cycle capabilities, which allows us to address both the operational and capital projects needs of our customers.
Additional Information
Investors and others should note that Limbach announces material financial information to its investors using its investor relations website, U.S. Securities and Exchange Commission (the “SEC”) filings, press releases, public conference calls/videos, and webcasts. Limbach uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s services and other Company information. It is possible that the information that Limbach posts on social media could be deemed to be material information. Therefore, Limbach encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Limbach’s investor relations website.
Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, projected EBITDA production from possible acquisitions, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units and the Company’s business being negatively affected by the health crises or outbreaks of diseases, such as epidemics or pandemics (and related impacts, such as supply chain disruptions). These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target,” “goal,” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties, which may cause them to turn out to be wrong. There may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations

Financial Profiles, Inc.
LMB@finprofiles.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2025	2024
Revenue	$133,108	$118,976
Cost of revenue	96,389	87,888
Gross profit	36,719	31,088
Operating expenses:
Selling, general and administrative	26,518	22,876
Change in fair value of contingent consideration	427	623
Amortization of intangibles	1,863	1,057
Total operating expenses	28,808	24,556
Operating income	7,911	6,532
Other income (expenses):
Interest expense	(526)	(475)
Interest income	370	562
Gain on disposition of property and equipment	333	491
(Loss) gain on change in fair value of interest rate swap	(97)	149
Total other income	80	727
Income before income taxes	7,991	7,259
Income tax benefit	(2,223)	(327)
Net income	$10,214	$7,586

Earnings Per Share (“EPS”)
Earnings per common share:
Basic	$0.89	$0.68
Diluted	$0.85	$0.64
Weighted average number of shares outstanding:
Basic	11,419,455	11,159,849
Diluted	12,051,678	11,894,747

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$38,090	$44,930
Restricted cash	65	65
Accounts receivable (net of allowance for credit losses of $407 and $387 as of March 31, 2025 and December 31, 2024, respectively)	110,851	119,659
Contract assets	45,018	47,549
Other current assets	10,476	8,131
Total current assets	204,500	220,334

Property and equipment, net	31,174	30,126
Intangible assets, net	39,393	41,228
Goodwill	33,142	33,034
Operating lease right-of-use assets	20,516	21,539
Deferred tax asset	7,412	5,531
Other assets	233	337
Total assets	$336,370	$352,129

LIABILITIES
Current liabilities:
Current portion of long-term debt	$3,419	$3,314
Current operating lease liabilities	4,192	4,093
Accounts payable, including retainage	54,901	60,814
Contract liabilities	40,173	44,519
Accrued income taxes	1,131	1,470
Accrued expenses and other current liabilities	27,923	36,827
Total current liabilities	131,739	151,037
Long-term debt	23,692	23,554
Long-term operating lease liabilities	16,682	17,766
Other long-term liabilities	3,127	6,281
Total liabilities	175,240	198,638

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, issued 11,804,291 and 11,452,753, respectively, and 11,624,639 and 11,273,101 outstanding, respectively	1	1
Additional paid-in capital	91,654	94,229
Treasury stock, at cost (179,652 shares at both period ends)	(2,000)	(2,000)
Retained earnings	71,475	61,261
Total stockholders’ equity	161,130	153,491
Total liabilities and stockholders’ equity	$336,370	$352,129

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in thousands)	2025	2024
Cash flows from operating activities:
Net income	$10,214	$7,586
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	4,072	2,712
Provision for credit losses	77	39
Non-cash stock-based compensation expense	1,594	1,249
Noncash operating lease expense	994	1,045
Amortization of debt issuance costs	11	11
Deferred income tax provision	(1,881)	(327)
Gain on sale of property and equipment	(333)	(491)
Loss on change in fair value of contingent consideration	427	623
Gain (loss) on change in fair value of interest rate swap	97	(149)
Changes in operating assets and liabilities:
Accounts receivable	8,900	1,861
Contract assets	2,438	4,594
Other current assets	(2,345)	(592)
Accounts payable, including retainage	(6,006)	(14,060)
Accrued taxes payable	(339)	—
Contract liabilities	(4,346)	(1,052)
Operating lease liabilities	(985)	(974)
Accrued expenses and other current liabilities	(9,582)	(5,863)
Payment of contingent consideration liability in excess of acquisition-date fair value	(711)	—
Other long-term liabilities	(55)	(156)
Net cash provided by (used in) operating activities	2,241	(3,944)
Cash flows from investing activities:
Consolidated Mechanical Transaction, measurement period adjustment	(14)	—
Proceeds from sale of property and equipment	319	561
Advances from joint ventures	—	4
Purchase of property and equipment	(2,230)	(2,541)
Net cash used in investing activities	(1,925)	(1,976)
Cash flows from financing activities:
Payment of contingent consideration liability up to acquisition-date fair value	(2,289)	—
Payments on finance leases	(851)	(693)
Proceeds from the sale of shares to cover employee taxes	6,344	—
Taxes paid related to net-share settlement of equity awards	(10,684)	(5,187)
Proceeds from contributions to Employee Stock Purchase Plan	324	206
Net cash used in financing activities	(7,156)	(5,674)
Decrease in cash, cash equivalents and restricted cash	(6,840)	(11,594)
Cash, cash equivalents and restricted cash, beginning of period	44,995	59,898

Cash, cash equivalents and restricted cash, end of period	$38,155	$48,304
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Kent Island Transaction, measurement period adjustment	$(94)	$—
Right of use assets obtained in exchange for new operating lease liabilities	—	2,097
Right of use assets obtained in exchange for new finance lease liabilities	1,318	308
Right of use assets disposed or adjusted modifying finance lease liabilities	—	(41)
Interest paid	526	484
Cash paid for income taxes	$—	$—

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Three Months Ended March 31,				Increase/(Decrease)
(in thousands, except for percentages)	2025		2024		$	%
Statement of Operations Data:
Revenue:
ODR	$90,393	67.9%	$74,256	62.4%	$16,137	21.7%
GCR	42,715	32.1%	44,720	37.6%	(2,005)	(4.5)%
Total revenue	133,108	100.0%	118,976	100.0%	14,132	11.9%

Gross profit:
ODR(1)	26,161	28.9%	22,161	29.8%	4,000	18.0%
GCR(2)	10,558	24.7%	8,927	20.0%	1,631	18.3%
Total gross profit	36,719	27.6%	31,088	26.1%	5,631	18.1%

Selling, general and administrative(3)	26,518	19.9%	22,876	19.2%	3,642	15.9%
Change in fair value of contingent consideration	427	0.3%	623	0.5%	(196)	(31.5)%
Amortization of intangibles	1,863	1.4%	1,057	0.9%	806	76.3%
Total operating income	$7,911	5.9%	$6,532	5.5%	$1,379	21.1%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $1.6 million and $1.2 million of non-cash stock-based compensation expense for the three months ended March 31, 2025 and 2024, respectively.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measures are Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share, which are non-GAAP financial measures.
Adjusted EBITDA and Adjusted EBITDA Margin
We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue. Our board of directors and executive management team focus on Adjusted EBITDA and Adjusted EBITDA Margin as two of our key performance and compensation measures. Adjusted EBITDA and Adjusted EBITDA Margin assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of certain items that do not necessarily reflect our core operations. We believe that Adjusted EBITDA and Adjusted EBITDA Margin are meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service.
Adjusted Net Income and Adjusted Diluted Earnings per Share
We define Adjusted Net Income as net income, adjusted to exclude certain items that do not reflect our core operating performance, such as amortization of intangible assets, stock-based compensation, restructuring charges, the change in fair value of contingent consideration, acquisition and other transaction costs and the net tax effect of reconciling items, as further adjusted to eliminate the impact of, when applicable, other non-cash or expenses that are unusual or non-recurring. We define Adjusted Diluted Earnings per Share as Adjusted Net Income divided by the weighted average diluted shares outstanding. We believe Adjusted Net Income and Adjusted Diluted Earnings per Share are useful to investors as we use these metrics to assist with strategic decision making, forecasting future results, and evaluating current performance.
We understand that these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share. Our calculations of these non-GAAP measures, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA and net income to Adjusted Net Income, the most comparable GAAP measures, are provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income to Adjusted EBITDA (unaudited)

	Three Months Ended March 31,
(in thousands)	2025	2024
Net income	$10,214	$7,586

Adjustments:
Depreciation and amortization	4,072	2,712
Interest expense	526	475
Interest income	(370)	(562)
Stock-based compensation expense	2,012	1,249
Change in fair value of interest rate swap	97	(149)
Income tax benefit	(2,223)	(327)
Acquisition and other transaction costs	50	30
Change in fair value of contingent consideration	427	623
Restructuring costs(1)	67	120
Adjusted EBITDA	$14,872	$11,757

Revenue	$133,108	$118,976
Adjusted EBITDA Margin	11.2%	9.9%
(1)For the three months ended March 31, 2025 and 2024, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.
Reconciliation to Adjusted Net Income and Adjusted Diluted Earnings Per Share (unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share amounts)	2025		2024
Net income and diluted earnings per share	$10,214	$0.85	$7,586	$0.64

Pre-tax Adjustments:
Amortization of acquisition-related intangible assets	1,863	0.15	1,057	0.09
Stock-based compensation expense	2,012	0.17	1,249	0.11
Change in fair value of interest rate swap	97	0.01	(149)	(0.01)
Restructuring costs(1)	67	0.01	120	0.01
Change in fair value of contingent consideration	427	0.04	623	0.05
Acquisition and other transaction costs	50	—	30	—
Tax effect of reconciling items(2)	(1,218)	(0.10)	(791)	(0.07)
Adjusted net income and adjusted diluted earnings per share	$13,512	$1.12	$9,725	$0.82

Diluted weighted average shares outstanding	12,051,678		11,894,747
Adjusted EBITDA per diluted share	$1.12		$0.82
(1)    For the three months ended March 31, 2025 and 2024, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.

(2)    The tax effect of reconciling items was calculated using a statutory tax rate of 27%.